AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT TO LEASE AGREEMENT ("Amendment") is made as of May 6, 2013 (the “Effective Date”), by and between UNIVERSITY RESEARCH PARK, INCORPORATED, a Wisconsin non-stock corporation (hereinafter referred to as "Landlord"), and CELLULAR DYNAMICS INTERNATIONAL, INC., a Wisconsin corporation (hereinafter referred to as "Tenant").
RECITALS
A.Landlord and Tenant entered into that Lease Agreement dated April 25, 2006 (the “Lease Agreement”), as amended by that certain (i) Amendment to Lease dated April 25, 2006 (“Amendment One”); (ii) Amendment to Lease dated August 1, 2006 (“Amendment Two”); (iii) Amendment to Lease dated June 1, 2007 (“Amendment Three”); (iv) Amendment to Lease dated June 1, 2008 (“Amendment Four”); and (v) Amendment to Lease dated May 15, 2010 (“Amendment Five”), with respect to portions of the building located at 515/525 Science Drive, Madison, Wisconsin 53711 (collectively, the Lease Agreement, Amendment One, Amendment Two, Amendment Three, Amendment Four and Amendment Five shall be referenced herein as the “Lease”).
B.Landlord and Tenant now wish to further amend the Lease as more particularly set forth below.
NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the parties hereby agree to amend the Lease as hereinafter set forth, effective as of the Effective Date.
1.Term of Lease. Landlord and Tenant hereby acknowledge and agree that (i) pursuant to Section 1.3 of the Lease, Tenant has exercised its option to extend the term of the Lease for five (5) years; (ii) the Term shall expire on December 31, 2018; and (iii) Tenant shall not have any further option to extend the Term.
2.Termination Rights. Tenant shall have the following termination rights:
a.Tenant shall have the right to terminate the Lease by giving Landlord written notice (the “Termination Notice”) of its intent to terminate the Lease, which Termination Notice shall be delivered to Landlord on or before the date eighteen (18) months before the date upon which Tenant wishes the Lease to terminate. Tenant shall have no obligation upon such termination for the payment of base rent, additional rent, maintenance or any other charges whatsoever, to the extent any of the foregoing obligations would have arisen under the Lease for periods following the date of such termination, but Tenant shall in all events remain liable for all of its obligations, financial and otherwise, arising on or before the date of such termination, including, without limitation, Tenant’s obligation to surrender the Leased Premises and all improvements thereon in the same condition as at the commencement of this Lease, in good order, condition and repair, ordinary wear and tear excepted.

b.Provided that Tenant has entered into a lease with Landlord for at least 25,723 square feet of space located on another property owned by Landlord, and notwithstanding the terms of Section 2(a), above, Tenant shall have the right to terminate the Lease by giving Landlord written notice (the “Relocation Termination Notice”) of its intent to terminate the Lease, which Relocation Termination Notice shall be delivered to Landlord thirty (30) days before the date upon which Tenant wishes the Lease to terminate. Tenant shall have no obligation upon such termination for the payment of base rent, additional rent, maintenance or any other charges whatsoever, to the extent any of the foregoing obligations would have arisen under the Lease for periods following the date of such termination, but Tenant shall in all events remain liable for all of its obligations, financial and otherwise, arising on or before the date of such termination, including, without limitation, Tenant’s obligation to surrender the Leased Premises and all improvements thereon in the same condition as at the commencement of this Lease, in good order, condition and repair, ordinary wear and tear excepted.
3.Base Rent. Pursuant to Section 2.1 of the Lease, Tenant shall pay to Landlord as base rent, the following amounts:

Term	Annual Amount	Monthly Amount
January 1, 2014 – December 31, 2014	$430,860.25	$35,905.02
January 1, 2015 – December 31, 2015	$443,786.06	$36,982.17
January 1, 2016 – December 31, 2016	$457,099.64	$38,091.64
January 1, 2017 – December 31, 2017	$470,812.63	$39,234.39
January 1, 2018 – December 31, 2018	$484,937.01	$40,411.42
*The base rent listed above reflects increases of three percent (3%) annually.

4.Phone System. Amendment One is hereby terminated and shall be of no further force or effect. Tenant shall have the right to use the phone system serving the Leased Premises as of the Effective Date (the “Phone System”) during the Term. Tenant shall pay its actual usage costs for using the Phone System. Landlord, at Landlord’s election, either shall (i) cause Tenant to be billed directly for its actual usage costs for using the Phone System; or (ii) allocate Tenant’s actual usage costs for using the Phone System in a fair and reasonable manner and bill Tenant for the same. Tenant shall pay any bills issued by Landlord under (ii) above within thirty (30) days of receipt. Landlord, at Tenant’s sole cost and expense, shall maintain and repair the Phone System, but Landlord shall have no obligation to replace the Phone System. Landlord shall bill Tenant for any costs of maintenance and repair of the Phone System incurred by Landlord, and Tenant shall pay any such bills within thirty (30) days of receipt. Tenant’s use of the Phone System shall comply with all applicable laws and regulations. Consistent with Section 4.2 of the Lease, Landlord shall not be liable for any delays or interruptions in the Phone System or the quality of the Phone System. Furthermore, and consistent with Section 6.5 of the Lease, Landlord shall not be liable for any loss, injury, death or damage to persons or property arising from the Phone System or its use.

5.Miscellaneous. All other terms and conditions of the Lease shall remain unchanged and are hereby ratified and confirmed. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as otherwise defined herein, capitalized terms shall have the meanings set forth in the Lease.
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The parties hereby cause this Amendment to be effective as of the Effective Date.

LANDLORD:	TENANT:
UNIVERSITY RESEARCH PARK	CELLULAR DYNAMICS
INCORPORATED	INTERNATIONAL, INC.

By: /s/ Mark D. Bugher	By: /s/ David S. Snyder
Name: Mark D. Bugher	Name: David S. Snyder
Title: Assistant Secretary/Treasurer	Title: EVP & CFO

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